Exhibit 4.37

English Translation

Amended and Restated Advertising Agency Agreement

CN : TJKB-0S-2013-003

Party A: Shanghai Shengyue Advertising Co., Ltd.

Address: 433 Guo Shoujing Road, Pudong New Area, Shanghai

Zip Code: 201203

Contact: Weici Yu

Tel: 021-38586666

Party B: Tianjing (Ku6) Networking Communicate Technology Co., Ltd.

Address: Building 6, Zhengtong Chuangyi Plaza, 18 Xibahe Xili, Chaoyang District, Beijing

Zip Code: 100028

Contact: Kai Ye

Tel: 010-57586666

In consideration of Party A and Party B entered into an Advertising Agency Agreement with expiration date on December 31, 2012. Party A and Party B propose to continue the above advertising agency cooperation and the Parties, through equal negotiation, agree to continue such cooperation.

I.                Definitions

1.              Advertising refers to various forms of advertisement on Ku6.com of Party B.

2.              Media Resources refer to the existing advertising space on Ku6.com of Party B, and all the spaces newly added during the Display Period on Party B’s website where advertisement can be placed. Media resources including two forms, one of the forms is the standard media resources, and another form is the highly interactive media resources, both of these two forms will be represented on ku6.com or outside ku6.com when the agreement is signed.

(1)         highly interactive media resources refer to such resources including but not limited to seed videos, sponsor’s system, marketing activities’ naming right, micro-film placement, etc.

(2)         standard media resources refer to standard media resources list which is specified in Annex II(Standard Media Resources List) of this Agreement, In addition, media resources newly developed by Part A also belong to the categories of standard media resources including but not limited pre-roll advertising, video paused advertising, post-roll advertising and banner advertising ,etc. which are placed in the related topic pages under highly interactive media resources

Pursuant to the provision of paragraph 9 under Article III, Party A has the exclusive advertising agency sales right of standard media resources and the nonexclusive advertising agency sales right of highly interactive media resources.

3.              Party A’s Release Platform refers to the software system of which Party A owns all rights and which can be used to release advertising content on Ku6.com of Party B.

4.              Display Period refers to the period during which Party B undertakes that the Media Resources will be displayed continuously and no circumstances causing inaccessibility will occur (excluding force majeure).

5.              Business Secrets refer to any information (including but not limited to any data, reports, records, communications, marketing programs, business plans, financial information, customer information, employee information and know-how etc., as well as any research/ analysis report or similar documents prepared based on the above information) acquired by either Party directly or indirectly from the other Party or its representative, agent, advisor or consultant, before or after the execution of this Agreement, for the purpose relating to the cooperation project hereunder, which is owned, possessed or controlled by the other Party and is of business value or utility to the other Party; such information is information which may be disclosed in any manner, including but not limited to oral, written, machine readable form or other forms.

6.              Daily Average Video View (Video View) inside Ku6.com refers to the total amount of video display times in the advertising space of media resources within one calendar day, to be specific that the Video View is the tracking times monitored or tracked by Party A’s monitoring system which is set under the media resources after deducting the false times or times formed by malicious users action confirmed by Parties.

In respect of the conversion rate from continuous broadcasting flow to Video View, Party A and Part B will agree on it subsequently.

7.              Daily Average Video View (Video View) outside of ku6.com refers to the amount of times of Ku6 player in domain name other from ku6.com displaying videos.

8.              Advertising Net Revenue refers to net revenue that deducts the channel costs from total advertising sales revenues which are performed during the terms of this Agreement and obtained in a certain period of time by Party A through the sale of media resources or providing the advertising placement service with respect to the media resources.

9.              Channel Costs refer to the total costs paid by Party A for the sale of media resources, including but not limited to (1) the amount of sales rebate paid to advertising sale agency according to Party A’s policy (2) sales commission fee paid to Party A’s salesperson according to Party A’s sales commission policy etc.. Party A shall specify and list the proportion of channel costs to the advertising sale revenues, as well as the amount of and particulars of channel costs in the Statement of Account of Monthly Settlement of Advertising Revenues pursuant to the provision in paragraph 1 of Article IV of this Agreement.

II.           Agency Period

The Agency Period for Party A is from January 1, 2013 to December 31, 2013 (hereinafter referred to as “Agency Period”).

III.      Party A’s Rights and Obligations

1.              During the term of this Agreement, Party A shall exploit the advertising market for Party B, and undertakes to provide the advertising agency service in accordance with this Agreement.

2.              During the term of this Agreement, Party A shall comply with the principles of good faith and mutual benefit, and will make an effort to find advertising customers. Within the valid period of this agreement, if Party B undertakes that the media resources will be reached the level of agreed Video View which is specified in Annex I of this Agreement (VV/per day, hereinafter referred to as “Quarterly Daily Average Guaranteed Traffic”), Party A will promise that the quarterly advertising net revenue obtained from media resources will be no less than the amount which is specified in the provision of Article 1 in Annex I of this Agreement, hereinafter is called “Quarterly Guaranteed Amount” for short hereunder.

To be specific, during the Agency Period:

(1)         in the case of the actual quarterly Daily Average Video View to be equal to or higher than the Quarterly Daily Average Guaranteed Traffic, the Quarterly Guaranteed Amount will be equal to the amount which is specified in the provision of Article 1 in Annex I

(2)         in the case of the actual quarterly Daily Average Video View to be less than the Quarterly Daily Average Guaranteed Traffic, Party A has the right to adjust the foregoing Quarterly Guaranteed Amount downward according to the proportion of actual Quarterly Daily Average Video View to the Quarterly Daily Average Guaranteed Traffic.

3.              Party A has the duty to make the payment of advertising net revenue to Party B according to the provision in paragraph 6 of Article III of this Agreement, and verify, settle the revenue timely and monthly with Party B.

4.              Both Party A and Party B agree that Party A shall settle the related promotion cost according to the actual amount incurred related to the VV promotion cost outside of ku6.com recognized by Party A.

5.              Agency service fees: Party B shall pay the advertising agency service fees to Party A pursuant to the provisions in paragraph 6 of Article III of this Agreement and the advertising agency service fees will be settled together and deducted directly when the sales amount is settled in the last month of the Agency Period (i.e., in December of year 2013).

6.             The payment terms with respect to the net advertising revenues paid by Party A, together with the advertising agency service fees receivable are provided in the provision of Article 2 in Annex I of this Agreement:

7.              The advertisement released on Ku6.com by Party A shall comply with the provisions of the Advertising Law of the People’s Republic of China and other relevant laws and regulations, and shall not include the following content that:

(1)         relates to the national secret and security.

(2)         relates to feudal superstition, pornography, gambling, violence and terrorism.

(3)         violates the state policies of nationality and religion.

(4)         impairs the social order, social security and social public morality, violates the mandatory provisions of laws and regulations, or infringes other’s legitimate rights and interests.

8.              Party A shall examine the content of advertisement, and has the duty to request the advertising customers to provide relevant certificates which includes, among other things, the qualification certificates of production or operation issued by relevant government authorities, the trademark registration certificates obtained in China and other certificates provided by laws and regulations.

9.              If the released advertisement is illegal or void due to Party A, Party A shall bear all liabilities, including but not limited to compensating Party B’s economic losses thus caused, anticipatory income and resolving the disciplinary actions taken against Party B by the government regulatory authorities.

10.       Party A has the exclusive advertising agency sales right about the standard media resources, namely, Party A has the exclusive right (Party B is also excluded) to sell the advertising to any third party in respect to the standard media resources. Party B and any third party will not be permitted to sell the standard media resources to other parties by themselves without Party A’s permission.

11.       Party A has the right to develop, at its sole discretion, advertisers so as to ensure the maximization of advertising revenue. In relation to the planning, design and development of Advertising Resources required on the platform of Ku6.com, it has the right of proposal. The Parties shall consult to develop or adjust the Advertising Resources, in relation to the productivity of Advertising Resources and combining the platform users’ experience.

12.       Party B shall notify Party A in advance and state the reason for change of webpage or other operations with respect to the newly developed highly interactive media resources or standard media resources on Party B’s media platform when these will affect the current representation result about media resources, including but not limited to effect on clicking on display advertising or leading users turn to advertising introductory webpage for registration or purchasing behavior. Such change or operations will need to be approved by both Parties. If the above adjustment do affect the placing of advertisement of Party A in Party B’s advertisement space, both parties shall settle through friendly negotiation and Party B should compensate appropriately as to the losses caused.

IV.       Party B’s Rights and Obligations

1.              During the Agency Period of Party A, Party B undertakes that it will maintain relevant qualification certificates with respect to platform operation of Ku6.com so as to ensure the legality of the platform.

2.              During the Agency Period of Party A, Party B shall ensure the normal operation of the server and shall timely provide Party A with relevant technical services.

3.              Party B undertakes that it owns all the rights of its platform and has the right to conduct program docking and/or code modification with respect to the platform according to the actual needs of the Parties’ cooperation, and such right is not subject to restrictions by any third party. When necessary, Party B shall, upon Party A’s request, issue relevant written certificate/ authorization/statement etc. to Party A as evidence submitted to Party A’s customers.

4.              If the Parties’ cooperation involves the docking between Ku6.com of Party B and Party A’s release platform or involves the development of advertising space, Party B shall facilitate in all aspects the docking, development and relevant testing arrangement of Party A, including but not limited to reasonable code changes, requisite joint testing from time to time, and so on.

5.              In addition to the necessary routine maintenance, during the Display Period provided in this Agreement, Party B shall ensure its Media Resources are able to provide continuous and stable display for the visits from whatever sources, and shall ensure the placement of Party A’s advertisement content is timely and effective (except for force majeure).

6.              According to Paragraph 2 of Article III, if Party A fails to achieve the Quarterly Daily Average Guaranteed Traffic while Party B has achieved the Quarterly Guaranteed Amount , Party B is entitled to terminate this Agreement by notifying Party A in writing. After the termination due to the above reason, Party A shall pay the Quarterly Guaranteed Amount to Party B according to the provisions of the Agreement. Party B confirms that after Party A make payment of Quarterly Guaranteed Amount according to the provisions of the Agreement, Party B will no longer claim other losses suffered by it due to the termination of the agreement by Party A.

V.            Data Verification and Revenue Settlement

1.              During the term of this Agreement, Party A will provide Party B with the Daily Traffic Data Verification List(as seen in Annex IV ) of the preceding month before the end of each calendar month, such Statement of Account will become effective after both Parties sign and stamp and is used to confirm all the daily average data traffic and serves as the basis to calculate the quarterly daily average traffic. and as the certificate and basis to calculate the Quarterly Guaranteed Amount .

2.              During the term of this Agreement, Party A will provide Party B with the Statement of Account of the preceding month before the end of each calendar month, such Statement of Account will become effective after both Parties sign and stamp and is used to confirm all the advertisement releasing payments and serves as the certificate and basis of payment. The Parties agree that Party B owns the remaining part of entire amount of advertising net revenues which are obtained by Party A except for the Party A’s agency services fee receivable provided in the provisions of paragraph 5 of Article III of this Agreement. Advertising agency services fee paid to Party A (if any) will be settled together and deducted from the net advertising revenue when the sales amount is settled in the last month of the Agency Period, i.e. Party A shall keep the actual amount of advertising net revenues monthly paid to Party B in the preceding monthly revenue settlement.

3.              Party A will pay Party B the entire amount within 30 days after the execution of the Statement of Account according to Paragraph 1 of Article 5. Meanwhile, Party A shall pay Party B the promotion fees within 30 days after the confirmation of promotion cost verification list of Party B outside of ku6.com VV.

4.              Before settlement, Party B shall issue an official invoice of advertising industry of corresponding amount, the content of which is “advertising release fees”.

5.             Party A shall pay the amount due to Party B to the following account designated by Party B. If Party B’s account changes, Party B shall notify Party A in writing and a new account can be used only after both Parties jointly designated it.

Party B’s account information is as follows:

Bank of Account: Merchants Bank, Beijing Dongsanhuan Sub-branch

Name of Account: Tianjing (Ku6) Networking Communicate Technology Co., Ltd.

Number of Account: ###############

6.              In consideration of the special features of Party A’s advertising placement system, Party B acknowledges that:

1)             Data verification: where the difference between the data of both parties is less than 5%, Party A’s data shall prevail; otherwise, both parties shall determine through negotiation after finding out the causes.

2)             Where there is difference between the total amount of the advertising revenue settled in the Statement of Account of Monthly Settlement of Advertising Revenue and the revenue amount of the advertising customer finally settled in the current month( referred to as: “actual amount”), the actual amount shall prevail..

7.              The Parties agree that Party A may adjust the advertising revenue difference confirmed the preceding month through the valid settlement certificates between Party A and the advertising customer, at the time of settlement of the following month after the payment is settled. The adjustment amount will be reflected in the Statement of Account of Monthly Settlement of Advertising Revenue. If any adjustment is made exceeding one month after the monthly payment is settled, Party A may reflect that in the Statement of Account of Monthly Settlement of Advertising Revenue of the last month of the agency period of the agreement.

8.              Party A and Party B agree to bear respectively their tax and expenses arising from the cooperation under this Agreement.

9.              If Party A fails to pay timely, it shall assume default liabilities pursuant to the provisions under Article X of this Agreement.

10.       Agency services fee: Party B shall calculate and pay the advertising agency services fee to Party A pursuant to the provision in paragraph 6 of Article III of this Agreement. Agency services fee will be deducted directly when the sales amount is settled in the last month of the Agency Period as agreed by Parties in this Agreement. Meanwhile, Party A shall issue an official invoice of advertising industry of corresponding amount, the content of which is “advertising release fees”.

VI.      Warranties of Both Parties

1.              Each Party has the authority to execute this Agreement and has obtained all approvals and authorization required to perform this Agreement.

2.              The execution of this Agreement by either Party will not cause conflicts of interest between it and any third parties.

3.              If either Party mergers with, acquires or is acquired by any third party during the cooperation period under this Agreement, the new company will continue to perform the provisions of this Agreement that has not been performed by such Party.

VII.      Termination of the Agreement

1.              Unless otherwise provided in this Agreement, if either Party violates materially any condition provided herein and fails to cure within 5 working days after the other Party sends written notice to such Party, the other Party is entitled to terminate this Agreement. This Agreement will be terminated on the date when the

Party entitled to terminate this Agreement sends the termination notice.

2.              If either Party enters into bankruptcy application or liquidation procedure, the other Party is entitled to terminate this Agreement. This Agreement will be terminated on the date when the Party entitled to terminate this Agreement sends the termination notice.

3.              Regardless of what reason resulting in the earlier termination of this Agreement, the Parties shall complete the settlement of payment within 30 days after the termination of this Agreement.

VIII.       Confidentiality Principles

1.              Party A and Party B are both obligated to perform confidentiality obligations, and shall not disclose or reveal to third parties any information relating to the content hereunder and the other Party’s Business Secrets acquired due to the performance of this Agreement, except for the disclosure to competent authorities (such as government authorities of law implementation and the stock exchanges) made as required by relevant laws and regulations.

2.              These confidentiality provisions will remain valid for the term hereof plus 2 years after the termination of this Agreement.

IX.      Force Majeure

1.              Either Party may suspend the performance of this Agreement immediately after the Parties hereto confirm that force majeure occurs and results in the failure to perform or timely perform this Agreement, provided that it shall notify the other Party within 2 working days and submit the details and valid evidence of such force majeure within 15 days.

2.              The Parties will not bear defaulting liabilities for the failure to perform, in part or in whole, or timely perform this Agreement caused by the above circumstances.

3.              If force majeure occurs after either Party breach this Agreement, the defaulting Party will not be exempted from liability.

4.              “Force majeure” means the events that both Parties are unable to reasonably control, foresee or avoid even it is foreseeable. Such events impede, affect or delay either Party’s part or whole performance of its obligations hereunder, which includes, among other things, government acts, natural disasters, wars, computer viruses, hacker attacks, network failure, service delay or failure of band width or other network device or technology suppliers, or any other similar events.

X.           Default Liabilities

1.              When the defaulting Party violates substantially its obligations under this Agreement, the non-defaulting Party will be exempted from the performance of its obligations hereunder.

2.             If the non-defaulting Party incurs any costs, expenses or additional liabilities due to the defaulting Party’s violation of this Agreement, the defaulting Party shall compensate the non-defaulting Party such costs, expenses, liabilities or losses.

3.              If Party A fails to pay Party B the advertising fees at the time agreed hereof, Party B is entitled to claim overdue penalty against Party A at the rate of 0.021% of such outstanding amount per day.

4.              If Party A fails to comply with the obligations of guaranteeing and examining advertising content provided in Article III hereof and causes the adverse consequences that Party B’s website is penalized by the government regulatory authorities (including but not limited to ordered rectification, administrative penalty, temporary close of website, suspension of business and rectification, and revocation of business license etc.), Party A shall compensate Party B twice the losses Party B suffered. “Party B’s losses” includes, among other things,, administrative fines, reasonable costs expended and the revenue loss estimated according to the normal business revenue of the website.

XI.      Arbitration

1.              The execution, effectiveness, performance and dispute resolution of this Agreement will be governed by laws of China.

2.              The disputes with respect to this Agreement and its execution will be resolved through friendly negotiation. If negotiation fails, such disputes will be submitted to China International Economic and Trade Arbitration Commission according to its rules valid then and the arbitration place is SHANGHAI.

XII.      Notification

1.              Any notices between the Parties hereto must be made in writing and sent by fax, courier (including express mail) or registered air mail.

2.              If a notice or letter is sent by Email, the receipt date is the time when the Email enters the Email system designated by the recipient; if a notice or letter is sent by fax, the receipt date is the time indicated in the fax sending records; if a notice or letter is sent by courier (including express mail) or registered mail, the receipt date is the 5th day after the sending Party sends out.

XIII.      Miscellaneous

1.              No Party shall assign or transfer its rights or obligations hereunder to others, unless the Party has obtained the other Party’s consent otherwise, which shall not be unreasonably withheld or delayed.

2.              The Agreement is made in four copies and each Party holds two copies. This Agreement becomes effective on the day when both Parties sign and stamp, and terminates on the day when all rights and obligations of both Parties are fully performed.

3.              The notes, annexes, supplementary agreements and implementing order of advertising release constitute part of this Agreement and are of equivalent validity as this Agreement.

( The following part is left blank intentionally and is the signature page.)

Party A: Shanghai Shengyue Advertising Co., Ltd.	[Seal]

(Stamp)

Authorized Representative:

Date: January 1, 2013

Party B: Tianjing (Ku6) Networking Communicate Technology Co., Ltd.	[Seal]

(Stamp)

Authorized Representative:

Date: January 1, 2013